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                                                                       EXHIBIT 7

                            W. H. REAVES & CO., INC.

                      PROXY VOTING POLICIES AND PROCEDURES

1.   BACKGROUND

     The act of managing assets of clients may include the voting of proxies related to such managed assets. Where the power to vote in person or by proxy has been delegated, directly or indirectly, to the investment adviser, the investment adviser has the fiduciary responsibility for (a) voting in a manner that is in the best interests of the client, and (b) properly dealing with potential conflicts of interest arising from proxy proposals being voted upon.

     The policies and procedures of W. H. Reaves & Company, Inc. ("WHR") ("the Adviser") for voting proxies received for accounts managed by the Adviser are set forth below and are applicable if:

          - The underlying advisory agreement entered into with the client expressly provides that the Adviser shall be responsible to vote proxies received in connection with the client's account; or

          - The underlying advisory agreement entered into with the client is silent as to whether or not the Adviser shall be responsible to vote proxies received in connection with the client's account AND the Adviser has discretionary authority over investment decisions for the client's account; or

          - In case of an employee benefit plan, the client (or any plan trustee or other fiduciary) HAS NOT reserved the power to vote proxies in either the underlying advisory agreement entered into with the client or in the client's plan documents.

     These Proxy Voting Policies and Procedures are designed to ensure that proxies are voted in an appropriate manner and should complement the Adviser's investment policies and procedures regarding its general responsibility to monitor the performance and/or corporate events of companies which are issuers of securities held in managed accounts. Any questions about these policies and procedures should be directed to WHR's Compliance Department.

     PROXY VOTING POLICIES

     In the absence of specific voting guidelines from a client, WHR will vote proxies in a manner that is in the best interest of the client, which may result in different voting results for proxies for the same issuer. The Adviser shall consider only those factors that relate to the client's investment or dictated by the client's written instructions, including how its vote will economically impact and affect the value of the client's investment (keeping in mind that, after conducting an

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     appropriate cost-benefit analysis, not voting at all on a presented proposal may be in the best interest of the client). WHR believes that voting proxies in accordance with the following policies is in the best interests of its clients.

     A.   SPECIFIC VOTING POLICIES

          1.   Routine Items:

               - The Adviser will generally vote for the election of directors (where no corporate governance issues are implicated).

               - The Adviser will generally vote for the selection of independent auditors.

               - The Adviser will generally vote for increases in or reclassification of common stock.

               - The Adviser will generally vote for management recommendations adding or amending indemnification provisions in charter or by-laws.

               - The Adviser will generally vote for changes in the board of directors.

               - The Adviser will generally vote for outside director compensation.

               - The Adviser will generally vote for proposals that maintain or strengthen the shared interests of shareholders and management

               - The Adviser will generally vote for proposals that increase shareholder value

               - The Adviser will generally vote for proposals that will maintain or increase shareholder influence over the issuer's board of directors and management

               - The Adviser will generally vote for proposals that maintain or increase the rights of shareholders

          2.   Non-Routine and Conflict of Interest Items:

               - The Adviser will generally vote for management proposals for merger or reorganization if the transaction appears to offer fair value.

               - The Adviser will generally vote against shareholder resolutions that consider only non-financial impacts of mergers

               - The Adviser will generally vote against anti-greenmail provisions.

     B.   General Voting Policy

          If the proxy includes a Routine Item that implicates corporate governance changes, a Non-Routine Item where no specific policy applies or a Conflict of

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          Interest Item where no specific policy applies, then the Adviser may engage an independent third party to determine how the proxies should be voted.

     In voting on each and every issue, the Adviser and its employees shall vote in a prudent and timely fashion and only after a careful evaluation of the issue(s) presented on the ballot.

     In exercising its voting discretion, the Adviser and its employees shall avoid any direct or indirect conflict of interest raised by such voting decision. The Adviser will provide adequate disclosure to the client if any substantive aspect or foreseeable result of the subject matter to be voted upon raises an actual or potential conflict of interest to the Adviser or:

          - any affiliate of the Adviser. For purposes of these Proxy Voting Policies and Procedures, an affiliate means:

                    (i) any person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Adviser;

                    (ii) any officer, director, principal, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of the Adviser; or

                    (iii) any other person for which a person described in
                          clause (ii) acts in any such capacity;

          - any issuer of a security for which the Adviser (or any affiliate of the Adviser) acts as a sponsor, advisor, manager, custodian, distributor, underwriter, broker, or other similar capacity; or

          - any person with whom the Adviser (or any affiliate of the Adviser) has an existing, material contract or business relationship that was not entered into in the ordinary course of the Adviser's (or its affiliate's) business.

     After informing the client of any potential conflict of interest, the Adviser will take other appropriate action as required under these Proxy Voting Policies and Procedures, as provided below.

     The Adviser shall keep certain records required by applicable law in connection with its proxy voting activities for clients and shall provide proxy-voting information to clients upon their written or oral request.

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3.   PROXY VOTING PROCEDURES

          A. The Account Representative or the Portfolio Manager the "Responsible Party") shall be designated by the Adviser to make discretionary investment decisions for the client's account will be responsible for voting the proxies related to that account. The Responsible Party should assume that he or she has the power to vote all proxies related to the client's account if any one of the three circumstances set forth in Section 1 above regarding proxy voting powers is applicable.

          B. All proxies and ballots received by WHR will be forwarded to the Responsible Party and then logged in upon receipt in the "Receipt of Proxy Voting Material" log.

          C. Prior to voting, the Responsible Party will verify whether his or her voting power is subject to any limitations or guidelines issued by the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries).

          D. Prior to voting, the Responsible Party will verify whether an actual or potential conflict of interest with the Adviser or any Interested Person exists in connection with the subject proposal(s) to be voted upon. The determination regarding the presence or absence of any actual or potential conflict of interest shall be adequately documented by the Responsible Party (i.e., comparing the apparent parties affected by the proxy proposal being voted upon against the Adviser's internal list of Interested Persons and, for any matches found, describing the process taken to determine the anticipated magnitude and possible probability of any conflict of interest being present), which shall be reviewed and signed off on by the Responsible Party's direct supervisor (and if none, by the board of directors or a committee of the board of directors of the Adviser).

          E. If an actual or potential conflict is found to exist, written notification of the conflict (the "Conflict Notice") shall be given to the client or the client's designee (or in the case of an employee benefit plan, the plan's trustee or other fiduciary) in sufficient detail and with sufficient time to reasonably inform the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciary) of the actual or potential conflict involved.

               Specifically, the Conflict Notice should describe:

               -    the proposal to be voted upon;

               -    the actual or potential conflict of interest involved;

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               -    the Adviser's vote recommendation (with a summary of
                    material factors supporting the recommended vote); and

               - if applicable, the relationship between the Adviser and any Interested Person.

               The Conflict Notice will either request the client's consent to the Adviser's vote recommendation or may request the client to vote the proxy directly or through another designee of the client. The Conflict Notice and consent thereto may be sent or received, as the case may be, by mail, fax, electronic transmission or any other reliable form of communication that may be recalled, retrieved, produced, or printed in accordance with the recordkeeping policies and procedures of the Adviser. If the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciary) is unreachable or has not affirmatively responded before the response deadline for the matter being voted upon, the Adviser may:

               - engage a non-Interested Party to independently review the Adviser's vote recommendation if the vote recommendation would fall in favor of the Adviser's interest (or the interest of an Interested Person) to confirm that the Adviser's vote recommendation is in the best interest of the client under the circumstances;

               - cast its vote as recommended if the vote recommendation would fall against the Adviser's interest (or the interest of an Interested Person) and such vote recommendation is in the best interest of the client under the circumstances; or

               - abstain from voting if such action is determined by the Adviser to be in the best interest of the client under the circumstances.

          F. The Responsible Party will promptly vote proxies received in a manner consistent with the Proxy Voting Policies and Procedures stated above and guidelines (if any) issued by client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries if such guidelines are consistent with ERISA).

          G. In accordance with SEC Rule 204-2(c)(2), as amended, the Responsible Party shall retain in the respective client's file, the following:

               - A copy of the proxy statement received (unless retained by a third party for the benefit of the Adviser OR the proxy statement is available from the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system);

               - A record of the vote cast (unless this record is retained by a third party for the benefit of the Adviser AND the third party is able to promptly provide the Adviser with a copy of the voting record upon its request);

               -    A record memorializing the basis for the vote cast;

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               -    A copy of any document created by the Adviser or its
                    employees that was material in making the decision on how to vote the subject proxy; and,

               - A copy of any Conflict Notice, conflict consent or any other written communication (including emails or other electronic communications) to or from the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries) regarding the subject proxy vote cast by, or the vote recommendation of, the Adviser.

               The above copies and records shall be retained in the client's file for a period not less than five (5) years (or in the case of an employee benefit plan, no less than six (6) years), which shall be maintained at the appropriate office of the Adviser.

          H.   Periodically, but no less than annually, the Adviser will:

                    1. Verify that all annual proxies for the securities held in the client's account have been received;

                    2. Verify that each proxy received has been voted in a manner consistent with the Proxy Voting Policies and Procedures and the guidelines (if any) issued by the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries);

                    3. Review the files to verify that records of the voting of the proxies have been properly maintained;

                    4. Prepare a written report for each client regarding compliance with the Proxy Voting Policies and Procedures; and

                    5.   Maintain an internal list of Interested Persons.

PROXIES AND CLASS ACTION LAWSUITS

WHR will be required to take action and render advice with respect to voting of proxies solicited by or with respect to the issuers of securities in which assets of the Account may be invested from time to time. However, WHR will NOT take any action or render any advice with respect to any securities held in the Account, which are named in or subject to class action lawsuits. WHR may, only at the client's request, offer clients advice regarding corporate actions

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